Exhibit 8.1

DAVIS POLK & WARDWELL
Michael Mollerus 212 450 4471 MICHAEL.MOLLERUS@DPW.COM	450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 212 450 4000 FAX 212 450 3800	Menlo Park Washington, D.C. London Paris Frankfurt Madrid Tokyo Beijing Hong Kong

May 24, 2007

Re:	CVS Caremark Corporation — 6.302% Enhanced Capital Advantaged Preferred Securities (ECAPSSM) Due 2062

CVS Caremark Corporation
One CVS Drive
Woonsocket, RI  02895

Ladies and Gentlemen:

We have acted as special tax counsel for CVS Caremark Corporation (the “Company”) in connection with the registration of an aggregate principal amount of $1,000,000,000 of the Company’s 6.302% Enhanced Capital Advantaged Preferred Securities Due 2062 (the “ECAPS”). We hereby confirm the opinion (the “Opinion”) set forth under the caption “Certain United States Federal Income Tax Considerations—Characterization of the ECAPS” in the prospectus supplement dated May 22, 2007 (the “Prospectus Supplement”) to the prospectus that is part of the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on May 21, 2007 (the “Base Prospectus”). Capitalized terms used herein but not defined have the same meanings as provided in the Prospectus Supplement.

In rendering the Opinion, we have relied upon, among other things, (i) the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Subordinated Indenture, (iv) the First Supplemental Indenture, and (v) the form of the ECAPS; and have made such other investigations as we have deemed necessary or appropriate as a basis for the Opinion.  In rendering the Opinion, we also have assumed that the transactions related to the issuance of the ECAPS will be consummated in accordance with the terms of the documents and forms of documents described herein.

CVS Caremark Corporation	2	May 24, 2007

We hereby consent to the use of our name under the caption “Certain United States Federal Income Tax Considerations—Characterization of the ECAPS” in the Prospectus Supplement. The issuance of such a consent does not concede that we are an “Expert” for the purposes of the Securities Act of 1933.

Very truly yours, /s/ Davis Polk & Wardwell